TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER 2008 RESULTS

     Albany, NY, May 22, 2008 -- Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales for the first quarter ended May 3, 2008 decreased 19% to $232.6 million, compared to $286.3 million in the first quarter of 2007. Comparable store sales in the first quarter of 2008 decreased 6%. For the first quarter of 2008, the loss before income taxes was $11.7 million compared to a loss before income taxes of $15.8 million for the same period last year. For the first quarter of 2008, the net loss was $11.8 million, or $0.38 per share compared to a net loss of $9.1 million, or $0.29 per share for the same period last year. The Company recorded income tax expense of $0.1 million during the first quarter of 2008, compared to an income tax benefit of $6.7 million last year.

     “Overall retail sales were weak in the first quarter. While comp sales in music continued to decline, we experienced increases in video, video games and our other category which includes electronics, accessories and trend,” said Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.

     Gross profit as a percentage of sales for the first quarter of 2008 was 35.7% compared to 36.5% in the first quarter of 2007. SG&A as a percentage of sales decreased to 38.0%, compared to 38.3% last year.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates nearly 800 retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow –

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in millions, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 3,	% to	May 5,	% to
	2008	Sales	2007	Sales

Net sales	$232.6		$286.3

Cost of sales	149.6	64.3%	181.9	63.5%
Gross profit	83.0	35.7%	104.4	36.5%

Selling, general and
administrative expenses	88.3	38.0%	109.6	38.3%

Depreciation and amortization	5.5	2.4%	9.2	3.2%
Loss from operations	(10.8)	-4.7%	(14.4)	-5.0%

Interest expense, net	0.9	0.3%	1.4	0.5%

Loss before income taxes	(11.7)	-5.0%	(15.8)	-5.5%
Income tax expense (benefit)	0.1	0.1%	(6.7)	-2.3%

NET LOSS	$(11.8)	-5.1%	$(9.1)	-3.2%

Basic and diluted loss per share:

Basic and diluted loss per share	$(0.38)		$(0.29)

Weighted average number of
common shares outstanding - basic and diluted	31.2		31.0

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)
	May 3, 2008		May 5, 2007

Cash and cash equivalents	$13.1		$13.7
Merchandise inventory	417.0		494.7
Fixed assets (net)	75.3		131.2
Accounts payable	128.1		171.1
Borrowings under line of credit	22.7		55.0
Long-term debt, less current portion	11.7		15.2

Stores in operation	799		972